Manufacturing Agreement between Vu1 and
Huayi Lighting Company

Statement of Work:  Vu1 has developed a new lighting technology, ESL, which it has patented and protected.  Its first product, the R30, is developed and production orders have been placed by Vu1 customers. Huayi has agreed to manufacture this product, and future products, for Vu1 under the following conditions.

1.	Exclusivity: Vu1 will provide Huayi Lighting with a five year exclusive contract during which time it will not engage other companies to manufacture its bulb.

2.
Pricing:  Vu1 will provide all information for the manufacture of the bulb and will work with Huayi to determine its cost and agree on Huayi’s margin in an open book arrangement.  Vu1 has the right to independently seek lower cost supplier to recommend to Huayi to reduce cost, if required.  Pricing goals are with a total of 250,000,000 units over the next five years estimated.

3.
Delivery and Volume:  Delivery will be to the Guangzhou port, FOB.  Volume requirements will be given to Huayi on a quarterly basis. First shipment of 20,000 bulbs will begin in January of 2012 if VU1 provides to Huayi all the technical specs as well as final production sample needed for Huayi before December 1, 2011 and VU1 signs off the prototype sample made by Huayi based on the spec from VU1.

4.	Laws: This contract will be subject to Chinese law and subject to arbitration.

5.
IP and Regulatory:  Vu1 will provide the Chinese government with a letter giving Huayi Lighting the right to use its intellectual property for the manufacture of its light bulbs.  Vu1 will also inform regulatory agencies, such as UL and CE, with regard to Huayi production.

6.
Warranties:  Huayi warranties that the products are made to specification and fully meet the quality standard signed off by Vu1.  Huayi will provide a sample to Vu1 to confirm, and Vu1 will take the confirmed sample as the quality standard.  If the sample needs to be modified, it will need to be reconfirmed when two parties agree, then Huayi will keep processing the production once the modified sample is confirmed.  This warranty will be waived in case of force majeure.

7.	Indemnification: Vu1 and Huayi agree to mutually indemnify each other against actions taken against one company by a third party.

8.	Payment Terms: Vu1 will provide Huayi with a non-revocable letter of credit and payment will be made when product arrives at the loading dock in Guangzhou.

9.
Tooling and additional machinery Charges:  Vu1 will be responsible for cost of tooling required by Huayi and its sub-contractors. Vu1 will also pay the cost of additional machinery needed for assembly lines. Huayi agrees to pay back the additional tooling and machinery cost at the end of five years contract with a total of 250,000,000 units.

10.
Sub-Contractors:  All sub-contractors will be the responsibility of Huayi.  Vu1 reserves the right to visit, meet with and to know the pricing structure of sub-contractors.  Any arrangement of Vu1 with a sub-contractor will be through Huayi.

11.	Termination: Vu1 has the right to terminate this contract only in the event of a material breach or lack of delivery. The contract can only be terminated at any time by mutual agreement.

12.	Final cost and price will be subject to the written orders and will be reviewed every six months based on the then market factors such as exchange rate.

13.	This agreement has English version and Chinese version which have the legal force.

Signed by

/s/ Bill Hamlin	/s/ Cai Defu
Bill Hamlin, President	Cai Defu, EVP
Vu1 Corporation	Huayi Lighting Company Ltd.
Date: 10/6/2011	Date: 2011-10-6